Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF VOLUTION

The following discussion and analysis of financial condition and results of operations should be read together with Volution’s financial statements and accompanying notes included in this Form 8-K/A. This Management’s Discussion and Analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those included under the heading “Risk Factors” in our filings with the SEC. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

Volution Immuno Pharmaceuticals SA is a biopharmaceutical company focused on the development and commercialization of life-transforming treatments for a range of rare and orphan autoimmune and inflammatory diseases caused by disregulation of complement C5, including paroxysmal nocturnal hemoglobinuria (PNH), Guillain Barré syndrome (GBS), and atypical Hemolytic Uremic Syndrome (aHUS).

Coversin is a recombinant small protein (16,740 Da) derived from a protein discovered in the saliva of the Ornithodoros moubata tick, where it modulates the host immune system to allow the parasite to feed without alerting the host to its presence or provoking an immune response.

C5 inhibition is a new form of treatment that was commercially pioneered by Alexion Pharmaceuticals in 2007 (Nasdaq: ALXN) with FDA approval of their drug Soliris® (eculizumab) to treat PNH. Soliris® is currently the only drug approved to treat two complement-related orphan indications, PNH and aHUS, and has annual sales of $2.2 billion. Eculizumab is a humanized monoclonal antibody, administered by twice monthly intravenous infusion (IV).

To date, Volution has demonstrated: (i) 100% inhibition of complement C5 activity by Coversin within 12 hours in a Phase Ia clinical trial in healthy volunteers; (ii) that Coversin inhibits PNH red blood cell lysis in vitro and (iii) that Coversin can achieve full complement inhibition in the blood of eculizumab-resistant patients tested to date. Volution believes that the subcutaneous formulation of Coversin will provide considerable patient benefits, accelerating recruitment for trials, and patient uptake if Coversin is approved by regulatory authorities for commercial sale.

Scientific understanding of the role of complement C5 inhibition in the treatment of a range of rare diseases related to uncontrolled activation of the complement arm of the immune system is growing. These rare diseases include conditions such as paroxysmal nocturnal haemoglobinuria (PNH), atypical Hemolytic Uremic Syndrome (aHUS), myasthenia gravis (MG), Guillain Barré syndrome (GBS), and Sjögren’s syndrome.

Coversin entered clinical development in 2013 when a Phase Ia clinical trial was initiated under a Clinical Trials Authorisation (CTA) issued by the Medicines and Healthcare products Regulatory Agency (MHRA), an executive agency of the Department of Health in the United Kingdom. The primary objective of this single ascending dose, first-in-man study was to explore the safety profile of Coversin. The drug was well tolerated, and no serious or dose-related adverse events were reported. The secondary objective of this Phase Ia clinical trial was to examine the effect of Coversin on complement activity at the highest, therapeutic dose. This showed that the peak onset of action was about nine hours after injection, and that the effect of a single dose persisted for more than 96 hours. The effects were consistent between all subjects and showed 100% inhibition of the complement system (see Phase Ia trial results, at right) within 12 hours. This trial suggested that Coversin is suitable for once daily subcutaneous injection. Confirmation of this and of the optimal repeat dose are expected to be obtained in a Phase Ib repeat dose study to be initiated in the fourth quarter of 2015 Volution’s initial clinical targets will be PNH, GBS, aHUS, and the treatment of patients with polymorphisms of the C5 molecule which interfere with correct binding of eculizumab, making them resistant to treatment with that drug. The latter are expected to be initially treated under compassionate use and named patient protocols until sufficient safety and efficacy data have been accumulated to allow for regulatory approval.

A Phase Ib clinical trial in healthy volunteers is currently expected to be initiated in the fourth quarter of 2015, and Volution expects to initiate a Phase II trial in PNH patients in the first quarter of 2016. Volution expects to begin treating PNH patients resistant to eculizumab on a compassionate basis before year-end 2015, and to start Phase II trials in GBS in the first half of 2016 and in aHUS beginning later in 2016. Volution expects data from the Phase II trial in PNH to be available by year-end 2016. If Coversin achieves satisfactory results in those Phase II clinical trials, Volution expects to immediately proceed into Phase III pivotal studies in both Europe and the United States. Volution’s reported Results of Operations for the six months ended June 30, 2015 and June 30, 2014 and the other financial information presented below, are combined from those of both Volution and its preceding entity, Varleigh Immuno Pharmaceuticals. Volution was formed in October 2013, and operationally overlapped with Varleigh through July 2014, when Varleigh effectively ceased operations before formal dissolution in September 2014.

Volution’s research and development expenses consist primarily of personnel expenses, fees paid to external service providers for formulation and synthesis activities, manufacturing and costs of pre-clinical studies and clinical trials. Volution primarily uses external service providers to manufacture its product candidates for clinical trials and for all of its pre-clinical and clinical development work. Volution charges all research and development expenses to operations as they are incurred. Volution expects its research and development expenses to remain its primary expense in the near future as Volution continues to develop its product candidates. Volution currently performs its research and development activity mainly through outsourcing to subcontractors.

Since inception, Volution has generated losses in connection with its research and development, including the pre-clinical and clinical development of its product candidates. As of June 30, 2015, Volution had an accumulated deficit of approximately $14,517,000. Volution has not yet generated any revenues and Volution expects to continue to generate losses in connection with the research and development activities relating to its pipeline of product candidates. Such research and development activities are budgeted to expand over time and will require further resources if Volution is to be successful. As a result, Volution may continue to incur operating losses, which may be substantial over the next several years, and Volution may need to obtain additional funds to further develop its research and development programs.

Since inception, Volution has funded its operations primarily through the sale of equity securities and debt financings. Volution believes that its current cash and cash equivalents will be sufficient to fund operations for at least the next twelve months. Volution will require additional capital in order to complete the clinical development of and to commercialize its product candidates and its pre-clinical product candidates.

On July 10, 2015, Akari Therapeutics, Plc (formerly Celsus Therapeutics Plc) (“Akari”) entered into a Share Exchange Agreement (the “Acquisition Agreement”) with RPC Pharma Limited, a Maltese corporation (“RPC”), the sole shareholder of Volution. Upon the terms and subject to the satisfaction of the conditions described in the Acquisition Agreement, including approval of the transaction by Akari’s shareholders on September 16, 2015, Akari acquired the entire issued share capital of Volution, with Volution becoming its wholly-owned subsidiary on September 18, 2015 (the “Acquisition”).

For accounting purposes, the Acquisition is treated as a “reverse acquisition” and Volution is considered the accounting acquirer. Accordingly, Akari’s financial statements reflect the historical financial statements of Volution as its historical financial statements, except for the legal capital which will reflect Akari's legal capital (Ordinary Shares

Critical Accounting Policies and Use of Estimates

The preparation of the consolidated financial statements in conformity with United States Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions. Volution’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Functional Currency

Volution’s costs and financing are in Swiss Francs (“Franc”). Volution’s management believes that the Franc was the currency of the primary economic environment in which Volution and its subsidiaries have operated through December 31, 2014. However, Volution is evaluating its function currency following its Acquisition. For SEC reporting purposes, the reporting currency of Volution is U.S. Dollars. Volution translated its non-U.S. operations’ assets and liabilities denominated in foreign currencies into U.S. dollars at current rates of exchange as of the balance sheet date and income and expense items at the average exchange rate for the reporting period. Translation adjustments resulting from exchange rate fluctuations are recorded in the cumulative translation account, a component of accumulated other comprehensive income. Gains or losses from foreign currency transactions are included in other expense (income), net.

Results of Operations

Six months ended June 30, 2015 compared with six months ended June 30, 2014

Research and development expenses

Research and development expenses for the six months ended June 30, 2015 were approximately $2,556,000, compared to $377,000 for the six months ended June 30, 2014. This 85%, or $2,179,000, increase was due to higher expenses of approximately $1,640,000 for formulation, synthesis activities and manufacturing, and $503,000 of professional consultancy fees, and miscellaneous expenses of $36,000.

Volution expects its research and development expenses to increase in the future as Volution conducts additional clinical trials to support the clinical development of Coversin, and advance other product candidates into pre-clinical and clinical development.

General and administrative expenses

General and administrative expenses for the six months ended June 30, 2015 were approximately $411,000, compared to $219,000 for the six months ended June 30, 2014. This 47%, or $92,000, increase was primarily due to higher legal, consulting, professional and accounting expenses of approximately $142,000 and $48,000 of travel related expenses related to the Acquisition.

Other income/expenses

Other expenses for the six months ended June 30, 2015 were approximately $71,000 compared to other expense of $14,000 for the six months ended June 30, 2014. This change was primarily attributed to an increase in interest expense on shareholder loans of $34,000 in 2015, $26,000 in other taxes offset by $3,000 of lower foreign exchange loss.

Liquidity and Capital Resources

Net cash used in operating activities was approximately $2,686,000 during the six months ended June 30, 2015, compared to $444,000 used by operating activities during the six months ended June 30, 2014. The 83% increase in cash flow used in operating activities of approximately $2,242,000 can be primarily attributed to initiation of additional formulation, manufacturing and clinical trial activities.

In both six month periods ending June 30, 2015 and 2014, Volution had no investment activity, and anticipates that its investment will be minimal in the future.

Net cash used in financing activities was approximately $509,000 during the six months ended June 30, 2015, compared to net cash provided by financing activities approximately $349,000 during the six months ended June 30, 2014. Financing activities in 2015 and 2014 were comprised of $509,000 of cash repayments of stockholder loans, $237,000 of proceeds from the issuance of shares, and $112,000 proceeds from stock subscriptions.

The effect of exchange rates on cash and cash equivalents was approximately $69,000 during the six months ended June 30, 2015, compared to approximately $9,000 during the six months ended June 30, 2014.

As of June 30, 2015, Volution had approximately $201,000 in cash and cash equivalents, a decrease of approximately $3,100,000 from December 31, 2014. In addition, as of June 30, 2015, Volution had accumulated losses in the total amount of approximately $14,517,000.

Since inception, Volution has funded its operations primarily through the sale of equity securities and debt financings. In October 2013, Volution issued 100,000 shares in exchange for a note receivable of $112,300. The note was paid in full in 2014. In March 2014, Volution issued 1,750 shares in exchange for $237,090. In November 2014, Volution effectuated a 10 for 1 stock split. In December 2014, Volution issued 900,000 shares in exchange for $3,453,633.

Volution is constantly addressing its liquidity risk and will seek additional fund raisings when necessary to implement its operating plan. Failure to do so may delay research and development activities. Volution cannot be certain that such funding will be available on acceptable terms or available at all. To the extent that Volution raises additional funds by issuing equity securities, its shareholders may experience significant dilution. There can be no assurance that Volution will be successful in obtaining an adequate level of financing needed for its long-term research and development activities. If Volution is unable to raise sufficient capital resources, Volution will not be able to continue the development of all of its products or may be required to delay part of the development programs and significantly reduce its activities in order to maintain its operations.

On September 18, 2015, pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among Akari and the investors named therein (the “Investors”) and following the consummation of the Acquisition, Akari sold to the Investors, in a private placement an aggregate of 3,958,811 restricted ADSs representing 395,881,100 Ordinary Shares at a purchase price of $18.945 per ADS for gross proceeds of $75 million (the “Financing”). We believe that the net proceeds from the Financing will provide us with resources to advance Coversin through Phase 2 clinical trials in paroxysmal nocturnal hemoglobinuria (PNH), Guillain Barré syndrome (GBS) atypical, and Hemolytic Uremic Syndrome (aHUS) and will be sufficient to fund its operations through 2017.

Research and Development

Volution’s research and development expenditures were $2,556,000 and $377,000 in the six months ended June 30, 2015 and 2014, respectively. Most of these research and development expenditures were in the form of payments to third parties to carry out Volution’s formulation and synthesis activities, manufacturing, pre-clinical and clinical research activities.

Volution incurred the following research and development expenses in the six months ended June 30, 2015 and 2014, respectively:

	Six Months ended June 30,
	2015	2014
Direct Expenses:
Coversin	$1,640	$-
Other	119	107
Total direct expenses	$1,759	$107
Indirect Expenses:
Staffing	121	97
Other indirect	676	173
Total indirect expenses	$797	$270
Total Research and Development	$2,556	$377

Off-balance Sheet Arrangements

Volution currently does not have any off-balance sheet obligations.

Tabular Disclosure of Contractual Obligations

Loans payable to shareholders at June 30, 2015 and December 31, 2014 consisted of the following:

	2015	2014
Unsecured demand loan (CHF 100,500) bearing interest at 3.5% per annum	$—	$101,252
Unsecured demand loan (EUR 224,250) bearing interest at 4.5% per annum	—	275,241
Unsecured demand loan (GBP 100,000) bearing interest at 4.5% per annum	—	157,112
	$—	$533,605

Interest expense included in the statement of comprehensive loss related to these loans for the six months ended June 30, 2015 and 2014 was approximately $38,000 and $5,000, respectively. All loans and interest accrued were repaid in full in April 2015.

The following table sets forth Volution’s known contractual obligations for the periods indicated therein as of June 30, 2015.

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Lease of office space	$76,850	$20,500	$56,350	$—	$—
Total	$76,850	$20,500	$56,350	$—	$—

Volution had total minimum rental commitments of approximately $76,850 for its offices. This lease expires in March 2019.